EXHIBIT 10.42

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 20th day of January 2003 (the “Effective Date”), by and between Donald Listwin (the “Executive”) and Openwave Systems Inc., a Delaware corporation (the “Corporation”). This Agreement supercedes and replaces the employment agreement dated September 18, 2000, previously entered into between the parties.

For ease of reference, this Agreement is divided into the following Parts:

FIRST PART: TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT

SECOND PART: COMPENSATION AND BENEFITS IN CASE OF INVOLUNTARY TERMINATION

THIRD PART: COMPENSATION AND BENEFITS IN CASE OF A CHANGE IN CONTROL

FOURTH PART: PARACHUTE PAYMENTS, CONFIDENTIAL INFORMATION, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE

FIRST PART: TERM OF EMPLOYMENT, DUTIES AND SCOPE,

COMPENSATION AND BENEFITS DURING EMPLOYMENT

Section 1. Term of Employment

(a) At-Will. Subject to the terms and conditions of this Agreement, Executive’s employment with the Corporation is “at will” and Executive or the Corporation are free to terminate the employment relationship at any time, with or without Cause upon at least thirty (30) days written notice.

(b) Termination for Cause. The Corporation may terminate the Executive’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean (1) a willful failure by the Executive to substantially perform the Executive’s duties under this Agreement, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (2) a willful act by the Executive that constitutes gross misconduct and that is materially injurious to the Corporation, (3) a willful breach by the Executive of a material provision of this Agreement, (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation that is materially and demonstrably injurious to the Corporation, or (5) a material failure to achieve such reasonable financial and other performance measures as shall be agreed upon by the Compensation Committee of the Board of Directors and the Executive; all as determined by the Compensation Committee of the Board of Directors in good faith; provided, however, that failure of the parties to reasonably agree to such performance measures shall not be grounds for termination for cause. No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation’s best interest.

(c) Termination for Disability. The Corporation may terminate the Executive’s employment for Disability by giving the Executive not less than thirty-(30) day’s advance written notice. For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time the notice is given, has been unable to perform the Executive’s duties under this Agreement for a period of not less than six (6) consecutive months as a result of the Executive’s incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of the Executive’s duties under this Agreement before the termination of the Executive’s employment under this Section 1 becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(d) Termination of Agreement. This Agreement shall expire when all obligations of the parties hereunder have been satisfied.

Section 2. Duties and Scope of Employment

(a) Position. The Corporation agrees to employ the Executive in the positions of President and Chief Executive Officer (“PCEO”). Executive shall be given such duties, responsibilities and authorities as are appropriate to his position. Executive shall also serve as a Director on the Corporation’s Board of Directors (the “Board”).

(b) Obligations. During the Agreement, the Executive shall devote the Executive’s full business efforts and time to the business and affairs of the Corporation as needed to carry out his duties and responsibilities hereunder subject to the overall supervision of the Board. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Executive’s responsibilities to the Corporation.

Section 3. Base Compensation

Effective December 20, 2002, the Corporation shall pay to the Executive as compensation for services a base salary at the annual rate of $400,000, or at such other rate as the Compensation Committee of the Board may determine from time to time. Such salary shall be payable in accordance with the standard payroll procedures of the Corporation. The annual compensation specified in this Section 3, together with any increases in such compensation that the Compensation Committee of the Board may grant from time to time, is referred to in this Agreement as “Base Compensation.”

Section 4. Incentive Compensation

Effective December 20, 2002, based upon achievement of financial and other performance objectives by the Corporation under the Corporation’s “Corporate Incentive Plan”, the Corporation shall award to the Executive an incentive cash award based upon a target which shall be 85% (which percentage may be adjusted from time to time by the Compensation Committee of the Board) of the Base Compensation, with the actual Incentive Compensation to be determined to be below, at, or above target, in accordance with the achievement level against the financial and other performance objectives. Any compensation paid to the Executive as Incentive Compensation shall be in addition to the Base Compensation. Notwithstanding the foregoing, the Corporate Incentive Plan does not currently permit any payments until the Company is profitable. The Compensation Committee of the Board will review the Executive’s base and incentive compensation package annually to ensure that it remains competitive.

Section 5. Retention Bonus

Executive shall receive a bonus equal to $375,000 on each of the following respective payment dates provided he is still employed with the Corporation on the corresponding payment date. Executive shall be eligible for a additional bonus of up to an additional $375,000 on each of the following respective payment dates based upon the achievement of written financial objectives corresponding to such payment date, established by the Compensation Committee of the Board. The payment dates are March 31, 2003, and September 30, 2003.

Section 6. Equity Compensation

The Executive shall continue to be considered for future awards under the Corporation’s existing and any new compensation and benefit plans in order to ensure that Executive’s long-term incentives are competitive.

Section 7. Executive Benefits

During the Agreement, the Executive shall be eligible to participate in all employee and executive benefit plans and executive compensation programs maintained by the Corporation, including (without limitation) savings or profit-sharing plans, deferred compensation plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, and similar plans or programs. Executive shall also be covered under the Corporation’s standard director and officer insurance and indemnification programs.

Section 8. Death or Disability

If Executive’s employment with the Corporation is terminated at any time due to death or Disability, Executive shall receive (a) one (1) year of health coverage pursuant to COBRA and at the expense of the Corporation, comparable to that provided to other senior executives of the Corporation, for himself (unless termination was due to his death) and his family and (b) continuance of life insurance coverage in the amount provided under the Corporation’s standard group life insurance policy applicable to the Corporation’s employees generally on his life for one (1) year following termination (if termination was due to Disability). To the extent that the Corporation finds it undesirable to cover the Executive under the group life insurance and health plans of the Corporation, the Corporation shall provide the Executive (at the Corporation’s expense) with the same level of coverage under individual policies to the extent available.

SECOND PART: COMPENSATION AND BENEFITS IN CASE

OF INVOLUNTARY TERMINATION

Section 9. Terminations

This Second Part of the Agreement, consisting of Sections 9 through 10, describes the benefits and compensation, if any, payable in case of a Qualifying Termination of employment. The Third Part of the Agreement, consisting of Sections 11 and 12, describes benefits and compensation, if any, payable in case of a Change in Control.

Section 10. Termination Without Cause; Involuntary Termination

In the event that, during the Agreement, the Executive’s employment terminates in a Qualifying Termination, as defined in Section 10(a), then, after executing the release of claims described in Section 10(c), the Executive shall be entitled to receive the payments and benefits described in Section 8 and Section 10(b).

(a) Qualifying Termination. A Qualifying Termination occurs if:

(1) The Corporation terminates the Executive’s employment for any reason other than Cause, Death or Disability; or

(2) The Executive experiences an Involuntary Termination not resulting from a Change in Control. For purposes of this Agreement, Involuntary Termination shall mean the occurrence of any of the following without the Executive’s prior written consent: (i) a greater than 10% reduction in Executive’s base compensation, incentive compensation target and benefits except if a majority of the Board vote to reduce the salary of the Executive and the rest of the Corporation’s executive officers by the same percentage amount for the same time period, (ii) a material change in Executive’s status or his responsibilities (excluding loss of title as President of the Corporation), (iii) the Corporation’s failure to continue Executive as its CEO, (iv) the Corporation’s failure to nominate Executive for re-election as a member of the Board (unless Executive’s employment is terminated for Cause), (v) if Executive is not at all times the Chief Executive Officer of the Corporation’s ultimate parent entity (if any), or (vi) a requirement to relocate, except for office relocations that would not increase the Executive’s one-way commute distance by more than thirty (30) miles. For purposes of greater clarity, termination for Cause, death or Disability shall not give rise to an Involuntary Termination.

(b) Payments and Benefits. The Corporation shall pay to the Executive following the date of termination of employment, any remaining payments not yet paid under Section 5 (payable within 5 business days following such termination); and the following aggregate payments and benefits which shall be spread ratably over the succeeding twelve (12) months, in accordance with standard payroll procedures:

(1) One (1) times the Executive’s Base Compensation in effect on the date of the termination of employment;

(2) One (1) times the Executive’s target Incentive Compensation for the year in which Executive’s employment is terminated;

(3) 50% of Executive’s then unvested stock options and 50% of Executive’s then unvested Restricted Stock shall become vested. In addition, Executive shall have one (1) year after the date of Qualifying Termination to exercise all vested options and Executive’s remaining unvested options, if any, shall not expire until the earlier of (i) their original expiration date or (ii) one (1) year after the date of Qualifying Termination; and

(4) Health and Life Insurance Coverage. The same level of health and life insurance coverage provided under Section 8 above. This coverage will be provided for one (1) year after termination of employment with any remaining COBRA benefits to begin thereafter. The obligation of the Corporation to provide continued health and life insurance benefits under this Section 10 shall cease if Executive becomes employed by another employer and such employer provides the Executive with life insurance and health plan coverage that is comparable to the coverage contemplated by this Section 10.

(c) Release of Claims. As a condition to the receipt of the payments and benefits described in this Section 10, the Executive shall be required to execute a release of all claims arising out of the Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Corporation under any indemnification agreement with the Corporation, its certificate of incorporation and by-laws or applicable law or claims for directors and officers’ insurance coverage.

(d) Conditions to Receipt of Payments and Benefits. In view of Executive’s position and his access to Confidential Information, as a condition to the receipt of cash payments and health and life insurance benefits described in this Section 10, the Executive shall not, without the Corporation’s written consent, for a period of twelve months following Executive’s termination of his employment, directly or indirectly, alone or as a partner, joint venturer, officer, director, Executive, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) engage in any activity which is in direct competition with the business, the products or services of the Corporation, (ii) solicit any of the Corporation’s Executives, consultants or customers, (iii) hire any of the Corporation’s Executives or consultants in an unlawful manner or actively encourage Executives or consultants to leave the Corporation, or (iv) otherwise breach his Confidential Information obligations.

(e) No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 10, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

THIRD PART: COMPENSATION AND BENEFITS IN CASE OF

A CHANGE IN CONTROL

Section 11. Change in Control

(a) If Executive is still employed by the Corporation and there is a Change in Control, 50% of Executive’s then unvested stock options in the Corporation shall become vested and 50% of the Executive’s then unvested Restricted Stock shall vest. His remaining unvested stock options and Restricted Stock shall continue to vest at the same rate of vesting as before the Change in Control subject to Section11(b) below.

(b) If a Qualifying Termination occurs in connection with a Change in Control or within eighteen (18) months after a Change in Control, the Executive will receive a cash severance payment equal to one (1) times the sum of his Base Compensation and target Incentive Compensation less any severance payments previously made under Section 10(b) above. Such severance will be paid in a lump sum within ten (10) days of the Qualifying Termination. Executive shall receive the same health and life insurance benefits provided in Section 8. Additionally, all of Executive’s unvested Restricted Stock and stock options, if any, shall vest in full and Executive shall have one (1) year after the date of Qualifying Termination to exercise his vested options.

Section 12. Definition of Change in Control

For all purposes under this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Corporation to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Corporation in the future;

(ii) A merger or consolidation involving the Corporation in which the voting securities of the Corporation owned by the shareholders of the Corporation immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Corporation immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Corporation immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Corporation immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Corporation by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Corporation, a subsidiary of the Corporation, or an employee benefit plan sponsored by the Corporation or a subsidiary of the Corporation (including any trustee of such plan acting as trustee).

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions (i) immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions ;or

(iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

FOURTH PART: PARACHUTE PAYMENTS, CONFIDENTIAL INFORMATION,

SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE

Section 13. Parachute Payments

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and are subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then the Executive’s severance benefits under Section 11 shall be:

(a) delivered in full, and

(b) in addition, the Executive shall receive an additional lump sum cash payment, taking into account all applicable federal, state, local and other income, employment and other taxes and the excise tax imposed by Section 4999 (assuming for purposes of this calculation that the Employee is liable for such taxes at the highest marginal tax rate) that results in no reduction to the Employee in the amount or the value of the benefits under Section 3 of this Agreement as a result of the application of Sections 280G and 4999 of the Code (and any corresponding provisions of state tax law). Unless the Corporation and the Employee otherwise agree in writing, any determination required under this Section 13(b) shall be made in writing by independent tax accountants or tax counsel designated by the Company in its reasonable discretion (the “Tax Counsel”), whose determination shall be conclusive and binding upon the Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section 13(b), the Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Employee shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make a determination under this Section 13(b). The Corporation shall bear all costs the Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section 13(b).

Section 14. Confidential Information

Executive hereby confirms his obligations under that certain Confidentiality and Inventions and Assignment Agreement (“CIAA”) dated September 7, 2000 and entered into between the Executive and the Corporation.

Section 15. Successors

(a) Corporation’s Successors. The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. The Corporation’s failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which the Executive would have been entitled hereunder if the Corporation had involuntarily terminated the Executive’s employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets that executes and delivers the assumption agreement described in this Section 15(a) or that becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 16. Miscellaneous Provisions

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. Except for the CIAA, the Restricted Stock Bonus Agreement dated as of December 20, 2002, between the Corporation and the Executive, the Memorandum relating to Stock Option Cancellation and Options Agreement dated August 7, 2002, from the Compensation Committee of the Board to the Executive, there are no agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof that are not expressly set forth in this Agreement. In addition, the Executive hereby acknowledges and agrees that this Agreement and the agreements listed above, supersede in their entirety any agreements between the Executive and the Corporation in effect immediately prior to the effective date of this Agreement. As of the Effective Date, any such agreement shall terminate without any further obligation by either party thereto, and the Executive hereby relinquishes any further rights that the Executive may have had under any such prior agreement.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

(d) No Setoff. Except as provided in Section 10, there shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Executive under this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, irrespective of California’s choice-of-law principles.

(f) Severability; Specific Performance. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. If in the opinion of any court of competent jurisdiction the covenants in Sections 10(d) or 14 of this Agreement are not reasonable in any respect, such court shall have the right, power and authority to, and it is the parties intent that such court, excise or modify such provision or provisions of any covenant that the court believes is not reasonable and to enforce the remainder of any such covenant as so amended. Any breach of the covenants contained in Sections 10(d) and 14 would irreparably injure the Corporation.

(g) Arbitration. Except as otherwise provided in Section 13 and in the enforcement of Section 10(d) or 14 (in which case the Corporation may seek specific performance of covenants from a court of competent jurisdiction, and the parties hereby exclusively submit and consent to the jurisdiction and venue of the federal and state courts located in Santa Clara County, California), any dispute or controversy arising out of the Executive’s employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled exclusively by arbitration in Palo Alto, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 16(h) shall be void.

(i) Limitation of Remedies. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(j) Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(k) Benefit Coverage Non-Additive. In the event that the Executive is entitled to life insurance and health plan coverage under more than one provision hereunder or under any other plan, policy, or arrangement of the Corporation, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

(l) Discharge of Responsibility. The payments under this Agreement, when made in accordance with the terms of this Agreement shall fully discharge all responsibilities of the Corporation to the Executive that existed at the time of termination of the Executive’s employment.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

Donald Listwin

OPENWAVE SYSTEMS INC.

Bernard Puckett, Chairman of the Board of Directors, on behalf of the Compensation Committee of the Board of Directors